Cirque Energy to develop midland texas energy station using dgu technology

DETROIT, MI -- (BUSINESS WIRE) – June 10, 2014 - Cirque Energy, Inc. (OTC:EWRL), announced the signing of a development agreement for a project to install a 2.5 megawatt (MW) biomass gasification power plant to be known as the Midland Biomass Energy Station (MBES) in Midland, Texas. The project will be developed in conjunction with ReCom Operating Partners, a Midland urban wood waste recovery and recycling operation. Cirque Energy will install, operate and maintain the plant, which is expected to be operational by the end of the first quarter of 2015. The MBES will sell the renewable electricity generated by the project through the deregulated Texas utility market under a multi-year power purchase agreement.

Cirque Energy is working in partnership with Northrop Grumman Corporation to bring to market a Deployable Gasification Unit (DGU) that can use solid waste to provide fuel or supplement traditional fuels used to generate combined heat and power (CHP). For the MBES project, four DGUs will work in parallel to process the urban wood waste to generate clean, renewable electrical energy.

“The Midland Texas project will allow us to rapidly bring to market our DGU technology. We are excited about the opportunity to place 4 units into service which will quickly allow us to gain commercial operating hours on the systems”, said Richard L. Fosgitt, Cirque’s Vice President of Engineering and Technology.

Small-scale gasifiers using pure biomass (i.e. ground wood, wood pellets, etc.) are not new or unique. The DGU however will be able to use more difficult fuels which could include combinations of typical garbage/MSW, waste wood, dunnage, cardboard, plastics, mixed paper, food wastes, etc.

Traditionally, some waste fuels have been difficult to burn because of the release of contaminates into the air. Much of the waste currently going to landfills are carbon based and have a high heat content that when treated or processed properly can be converted to energy. Quite simply, the DGU has the potential to revolutionize the waste industry by reducing the volume of material being shipped to landfills, and, at the same time, producing a clean, reliable form of renewable energy.

By focusing on these fuels, Cirque Energy's gasifier and gas cleanup technology has been designed to generate a clean syngas that can be co-fired in conventional diesel or natural gas internal combustion CHP engines. With sufficient supply of waste material, a commercial or industrial facility can expect to replace up to 70% of the fossil fuel consumption to power CHP engines. This effectively provides 70% of their CHP energy for free, while also eliminating a significant portion of their waste disposal expenses.

“Our new relationship with ReCom Operating Partners is intended to be our first of many potential joint entries into the Texas energy market. The deregulated Texas electric utility market allows pure customer choice for their source of energy. Using our DGU technology, we can utilize waste and opportunity fuels that would otherwise end up in a landfill to provide clean, low-cost renewable energy,” said Joseph DuRant, Cirque Energy President and CEO.

The Midland and Odessa Texas area has transformed itself into the nation’s fastest growing metro area, ranking at or near the top of the list of every major measure of recent economic and population growth. This is largely due to the rebirth of the Permian Basin oil fields due to new oil and gas recovery technology. The market has an abundance of available urban wood waste which is currently going to landfills. This waste stream includes materials from urban forestry, landscaping, industrial dunnage, and construction and demolition debris.

The potential market for small scale gasification coupled with traditional CHP engines is enormous. End users for portable systems could include military, third-world, and disaster assistance. In the United States, end users such as hospitals, universities, industry, and others would see obvious benefits from renewable “baseload” (continuous output or 24/7 capable) energy systems.

About Cirque Energy, Inc.

Cirque Energy Inc. is a sustainable energy development company focused on distributed generation projects and waste stream optimization. Its projects serve utilities, manufacturing, and institutional clients. The Company primarily utilizes a unique co-development business model to collaborate with clients to develop solutions for their long-term energy needs.

Cirque Energy has proprietary deployable gasification unit (DGU) technology designed for CHP applications that can use waste fuels to produce low cost, renewable energy in the 200-2,500 kW market. For more information about Cirque Energy please visit http://www.cirque-energy.com.

About ReCom Operating Partners

ReCom Operating Partners owns and operates the Midland-based business, ReCom Resource Recovery. ReCom recycles urban wood and landscape waste and supplies compost, mulch, and other landscaping material to homeowners and landscape companies. The supply of organic waste far exceeds the local landscape materials marketplace for these recycled products. The plan for generating renewable, base-load electricity with the urban wood provides a financially and environmentally attractive alternative to landfilling the excess.

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Investor Relations

Porter, LeVay & Rose, Inc.

Michael J. Porter, 212-564-4700

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This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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